Exhibit 10.3

SEVENTH AMENDMENT TO CREDIT AGREEMENT

This Seventh Amendment to Credit Agreement (this “Amendment”) is entered into as of December 3, 2013, by and between WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”), ENDOLOGIX, INC. and NELLIX, INC. (each a “Borrower” and, collectively, “Borrowers”).

RECITALS

Borrowers and Bank are parties to that certain Credit Agreement dated as of October 30, 2009, as amended from time to time, including by that certain First Amendment to Credit Agreement dated as of April 13, 2010, that certain Second Amendment to Credit Agreement dated as of December 21, 2011, that certain Third Amendment to Credit Agreement dated as of February 21, 2012, that certain Fourth Amendment to Credit Agreement dated as of October 9, 2012, that certain Fifth Amendment to Credit Agreement dated as of May 15, 2013 and that certain Sixth Amendment to Credit Agreement dated as of July 26, 2013 (the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1. Section 1.5 of the Agreement hereby is amended and restated in its entirety to read as follows:

“SECTION 1.5 SUBORDINATION OF DEBT. All indebtedness and other obligations of Borrower to any other party other than any Permitted Convertible Indebtedness (as defined below) shall be subordinated in right of repayment to all indebtedness and other obligations of Borrower to Bank, as evidenced by and subject to the terms of subordination agreements in form and substance satisfactory to Bank”

2. Section 5.4 of the Agreement hereby is amended and restated in its entirety to read as follows:

“SECTION 5.4 OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except:

(a) the liabilities of Borrower to Bank;

(b) trade payables incurred in the ordinary course of business;

(c) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof;

(d) indebtedness (“Permitted Convertible Indebtedness”) of Existing Borrower pursuant to the Convertible Debt Documents in an aggregate principal amount not to exceed One Hundred Million Dollars ($100,000,000) (including any amount issued pursuant to any option to purchase additional notes, including, without limitation, any such option granted to cover over-allotments) that (i) is convertible into common stock of Existing Borrower and/or cash (in an amount determined by reference to the price of such common stock), (ii) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the maturity date of the Line of Credit (it being understood that such indebtedness may have mandatory prepayment, repurchase or redemptions provisions satisfying the requirement of clause (iii) hereof and may provide for cash payments upon conversion prior to the maturity date of such indebtedness provided that, for the avoidance of doubt, at the time of any such cash payment Existing Borrower shall be in compliance with the covenants set forth in Section 4.9), (iii) has terms and conditions (other than interest rate and redemption premiums), taken as a whole, that are not materially less favorable to Existing Borrower than the terms and conditions customary at the time for convertible debt securities issued in a broadly distributed offering and (iv) is incurred by Existing Borrower; provided, that both immediately prior and after giving effect to the incurrence thereof, (x) no Event of Default shall exist or result therefrom and (y) Existing Borrower shall be in compliance with the covenants set forth in Section 4.9; provided, further, that a certificate of the chief financial officer of Borrower delivered to Bank at least two Business Days prior to the incurrence of such indebtedness, together with a disclosure document containing the summary description of the material terms and conditions of such indebtedness, stating that Existing Borrower has determined in good faith that such terms and conditions satisfy the requirements of this clause (d), shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless Bank notifies Existing Borrower within one Business Day of receipt of such certificate that it disagrees with such determination; and

(e) any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

As used herein, “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are required or authorized to close under the laws of, or are in fact closed, in New York.

As used herein, “Convertible Debt Documents” means (i) an indenture, (ii) a global note and (iii) one or more transaction confirmations, in each case relating to an offering of Permitted Convertible Indebtedness by Existing Borrower and related Permitted Bond Hedge Transactions and Permitted Warrant Transactions entered into by Existing Borrower .

As used herein, “Existing Borrower” means ENDOLOGIX, INC.

As used herein, “Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on Existing Borrower’s common stock purchased by Existing Borrower in connection with the issuance of any Permitted Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by Existing Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by Existing Borrower from the issuance of such Permitted Convertible Indebtedness in connection with such Permitted Bond Hedge Transaction.

As used herein, “Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on Existing Borrower’s common stock sold by Existing Borrower substantially concurrently with any purchase by Existing Borrower of a related Permitted Bond Hedge Transaction.”

3. Section 5.6 of the Agreement hereby is amended and restated in its entirety to read as follows:

“SECTION 5.6 GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity in excess of an aggregate amount of Five Hundred Thousand Euro (€500,000) during the term of this Agreement, except (a) any of the foregoing in favor of Bank and (b) any of the foregoing in connection with any Permitted Convertible Indebtedness.”

4. Section 5.7 of the Agreement hereby is amended and restated in its entirety to read as follows:

“SECTION 5.7 LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except (a) any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof and (b) pursuant to any Permitted Bond Hedge Transaction.”

5. Section 5.8 of the Agreement hereby is amended and restated in its entirety to read as follows:

“SECTION 5.8 DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding except:

(a) pursuant to any Permitted Bond Hedge Transaction;

(b) Existing Borrower may make (i) regularly scheduled payments of interest in respect of any Permitted Convertible Indebtedness and (ii) any required payments of principal in respect of any Permitted Convertible Indebtedness made in accordance with this Agreement;

(c) Existing Borrower may make cash payments in connection with any conversions of Permitted Convertible Indebtedness; provided that (1) both immediately prior and after giving effect to any such payment, (x) no Event of Default shall exist or result therefrom and (y) Borrower shall be in compliance with the covenants set forth in Section 4.9; and

(d) Existing Borrower may purchase a Permitted Bond Hedge Transaction and can settle any related Permitted Warrant Transaction by set-off against such related Permitted Bond Hedge Transaction (if such set-off is permitted under the terms thereof), by delivery of shares of its common stock and, subject to compliance with the proviso to paragraph (c) above, by payment of the amounts due under the Permitted Warrant Transaction in cash, securities or other property.”

6. Section 6.1(g) of the Agreement hereby is amended and restated in its entirety to read as follows:

“(g) There shall exist or occur any event or condition that Bank in good faith believes materially impairs, or is substantially likely materially to impair, the prospect of payment or performance by Borrower, any Third Party Obligor, or the general partner of either if such entity is a partnership, of its material obligations under any of the Loan Documents. For the avoidance of doubt, Borrower and Bank agree that Borrower’s entry into, performance of its obligations under and settlement (by early termination or otherwise) of any Permitted Convertible Indebtedness, any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction entered into in accordance with this Agreement will not materially impair such prospect of payment or performance.”

7. No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

8. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

9. Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

10. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank:

(a) this Amendment, duly executed by Borrower;

(b) the certificate of the chief financial officer of Borrower contemplated by the proviso to Section 5.4 of the Agreement, as amended by this Amendment; and

(c) all reasonable fees and expenses incurred through the date of this Amendment, which may be debited from any of Borrower’s accounts.

11. Promptly (and in any event, within three Business Days) following the closing of any offering of any Permitted Convertible Indebtedness and/or the entering into of any Permitted Bond Hedge Transaction or Permitted Warrant Transaction by Borrower, Borrower shall provide to Bank (i) executed copies of the applicable Convertible Debt Documents and (ii) a certificate of the chief financial officer of Borrower stating that the Convertible Debt Documents are consistent in all material respects with the summary description delivered with the certificate delivered pursuant to Section 10(b) hereof.

12. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

ENDOLOGIX, INC.

By:	/s/ Shelley Thunen
Title: Chief Financial Officer

NELLIX, INC.

By:	/s/ Shelley Thunen
Title: Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Dennis Kim
Title: Vice President

[Signature Page to Seventh Amendment to Credit Agreement]